Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the period from inception through September 30, 2001 and the nine-month period ended June 30, 2002.


                                        Period From Inception      Nine Months
                                        Through                    Ended
                                        September 30, 2001         June 30, 2002
                                        ----------------------     -------------

Net loss applicable to shares of
  Common Stock and Common
  Stock equivalents.................       $       (716)                (867)

Average number of shares of
  Common Stock outstanding..........          1,000,000             4,062,271
  Common Stock equivalents..........                  -                   -
                                         --------------------      -------------
Total shares of Common

  Stock and Common Stock
  equivalents.......................          1,000,000             4,062,271

Primary loss per share of
  Common Stock......................      $   ( 0.0007)             $ (0.0002)

Fully diluted loss per share of           $    (0.0007)           $   (0.0002)
  Common Stock......................





Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.